EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel : 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter 2009 Results;
Announces Share Repurchase Authorization

San Francisco, Calif., November 18, 2009 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $34.8 million or $1.15 per diluted share for the third fiscal quarter ended October 31, 2009.  This compares to earnings of $30.9 million or $1.06 per diluted share for the same period of the prior year.

Net sales from retail operations for the fiscal quarter ended October 31, 2009, totaled $265.6 million, a 2% increase from $261.3 million in net sales from retail operations for the third fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the third fiscal quarter decreased 4% versus the same period last year.  Total net sales for the third fiscal quarter were $269.1 million, an increase of 2% compared to total net sales of $264.1 million for the third fiscal quarter last year.

“We are pleased to report stronger operating margins and earnings over the prior year, despite the current difficult retail environment,” said Matthew McCauley, Chairman and Chief Executive Officer.  “We continue to expect the consumer to be value-driven and we remain focused on margin optimization and tight expense management throughout the fourth quarter and beyond.”

Business Outlook

For the fourth fiscal quarter of 2009, the Company expects a low to mid single digit decrease in comparable store sales versus the same period of the prior year.  The Company expects earnings for the fourth fiscal quarter in the range of $0.95 to $1.03 per diluted share.

Share Repurchase Authorization

The Gymboree Corporation announced that its Board of Directors has authorized the Company to utilize up to $40 million of its cash reserves to purchase shares of the Company’s outstanding common stock under a share repurchase program.  Purchases under the share repurchase program may be made from time to time on the open market or in privately negotiated transactions. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through October 30, 2010.  At current price levels, approximately 3% of the Company’s outstanding shares could be repurchased under this program.

Management Presentation

The live broadcast of the discussion of third quarter 2009 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 18, 2009.  To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, November 25, 2009, at 800-642-1687, passcode 85035174, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 31, 2009, the Company operated a total of 951 retail stores: 630 Gymboree® stores (594 in the United States, 34 in Canada and 2 in Puerto Rico), 139 Gymboree Outlet stores, 120 Janie and Jack® shops and 62 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 628 franchised and Company-operated Gymboree Play & Music® centers in the United States and 28 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended October 31, 2009, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 18, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8 and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
	October 31,	November 1,		October 31,	November 1,
	2009	2008		2009	2008

Net sales:
Retail	$265,596	$261,296		$705,836	$703,031
Play & Music	3,485	2,809		9,513	8,926
Total net sales	269,081	264,105		715,349	711,957
Cost of goods sold, including
buying and occupancy expenses	(131,973)	(129,520)		(375,484)	(360,012)
Gross profit	137,108	134,585		339,865	351,945
Selling, general and administrative expenses	(80,689)	(84,377)		(229,843)	(247,269)
Operating income	56,419	50,208		110,022	104,676
Other income, net	159	152		668	849
Income before income taxes	56,578	50,360		110,690	105,525
Income tax expense	(21,823)	(19,413)		(41,966)	(41,529)
Net income	$34,755	$30,947		$68,724	$63,996

Net income per share:
Basic	$1.20	$1.10		$2.40	$2.30
Diluted	$1.15	$1.06		$2.31	$2.20

Weighted average shares outstanding:
Basic	28,952	28,051		28,684	27,861
Diluted	30,093	29,099		29,801	29,073

Operating Data:
Stores Open at the Beginning of the Period	926	835		886	786
New Stores	25	39		65	90
Closed Stores	-	(1)		-	(3)
Stores Open at the End of the Period	951	873		951	873

Gross Store Square Footage	1,866,000	1,706,000		1,866,000	1,706,000
Merchandise Inventories per Square Foot	$77	$83		$77	$83

Supplemental Financial Information
Depreciation and amortization	$9,285	$8,761		$27,463	$25,782
Interest income, net	$43	$362		$464	$948
Stock-based compensation	$4,442	$4,939		$12,793	$14,363

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,	November 1,
	2009	2009	2008

Current Assets
Cash and cash equivalents	$212,107	$140,472	$93,153
Accounts receivable	14,500	18,735	15,793
Merchandise inventories	144,559	114,972	142,042
Prepaid income taxes	-	-	804
Prepaid expenses and deferred taxes	17,431	19,704	24,126
Total current assets	388,597	293,883	275,918

Property and Equipment, net	208,627	204,227	206,630
Deferred Taxes and Other Assets	20,130	22,471	18,078

Total Assets	$617,354	$520,581	$500,626

Current Liabilities
Accounts payable	$47,409	$44,400	$59,941
Income tax payable	3,559	102	-
Accrued liabilities	64,975	69,341	70,266
Total current liabilities	115,943	113,843	130,207

Long-Term Liabilities
Lease incentives and other liabilities	75,423	72,463	70,272

Stockholders' Equity	425,988	334,275	300,147

Total Liabilities and Stockholders' Equity	$617,354	$520,581	$500,626